EXHIBIT 10.2
Severance Agreement

September 22, 2013
Patrick S. McClymont
c/o Sotheby’s
1334 York Avenue
New York, New York 10021
Dear Patrick:
This letter agreement (the “Agreement”) sets forth our understanding with respect to your rights and obligations in the event of the termination of your employment with Sotheby’s (together with all of its subsidiaries and related entities “Sotheby’s” or the “Company”). This Agreement is being entered into concurrently with your acceptance of employment effective October 7, 2013, pursuant to the Company’s Offer Letter (the “Offer Letter”) dated September 22, 2013. This Agreement is being provided to you because you are a key employee at the Company and perform highly specialized and unique duties for the Company. Consequently, Sotheby’s is offering you the following terms and financial enhancements to ensure your continued loyalty to the Company. Defined terms used herein are used with the meanings given to them in Exhibit A.

(1)	Severance Arrangements.

(a)
If at any time from the date hereof through December 31, 2015 (the “Applicable Period”), your employment by the Company is terminated by you for Good Reason or by the Company without Cause, the Company shall, in addition to continuing to indemnify you in accordance with the Company’s Charter and By-Laws, pay or provide you with the following:

(i)
(x) Within fifteen (15) days of your termination date, payment of any unpaid base salary, signing bonus, accrued vacation, unpaid Business Development Allowance expenses, unpaid car allowance expenses, unpaid financial planning allowance expenses and legal expense reimbursement through the date of termination, (y) within sixty (60) days of your termination date, reimbursement for any unreimbursed travel and entertainment expenses incurred through the date of termination, and (z) any amounts to which you are entitled under the Company’s benefit plans in accordance with their terms (“Accrued Obligations”);

(ii)
Within fifteen (15) days after approval thereof by the Compensation Committee, but no later than March 15 of the year following the bonus calendar year, any earned and unpaid cash incentive compensation amount for the calendar year prior to your date of termination, or for the 2013 calendar year if your termination occurs in 2013, notwithstanding that you are no longer an employee on the date of payment, but provided that, other than in the case of the 2013 cash incentive compensation amount, you were an employee on the last day of such prior calendar year;

(iii)
$3,750,000 which amount shall be in lieu of any severance payments or benefits to which you may otherwise be entitled except as expressly set forth herein or for which you could be eligible under the Sotheby’s, Inc. Severance Plan, any amended version of such Plan, or successor plan (the “Severance Plan”). This amount shall be paid within forty-five (45) days of termination of employment, subject to the Release described in paragraph (e) below, if required to be delivered by you pursuant to paragraph (e) below, having become effective within such forty-five (45) day period; and

(iv)
Eighteen (18) months of Company paid continued coverage under Sotheby’s group medical and dental insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) in accordance with the terms of the applicable medical and dental plans beginning when your coverage would terminate as an employee; provided that you timely and properly elect COBRA continuation coverage.

(b)
If during the Applicable Period, your employment is terminated by the Company for Cause, or you terminate your employment without Good Reason, other than on account of death or Permanent Disability, the Company shall have no further obligations to you under this Agreement, except that the Company shall pay you any Accrued Obligations as defined above, other than any unpaid signing bonus, and shall continue to indemnify you in accordance with the provisions of the Company’s Charter and By-laws.

(c)
If during the Applicable Period, your employment is terminated by the Company because of your Permanent Disability or death, the Company shall have no further obligations to you under this Agreement, except that the Company shall pay you or your estate (i) any Accrued Obligations as defined above and (ii) any earned and unpaid cash incentive compensation amount for the calendar year prior to your date of termination notwithstanding that you are no longer an employee on the date of payment, but provided that, other than in the case of the 2013 cash incentive compensation amount, you were an employee on the last day of such prior calendar year. In addition, the Company shall continue to indemnify you in accordance with the provisions of the Company’s Charter and By-laws.

(d)
During the term of this Agreement, you hereby agree to waive any rights or benefits under the Severance Plan. Upon expiration of this Agreement at the end of the Applicable Period (or later, if you and the Company have entered into a mutually agreed new severance agreement providing for such waiver), you will become eligible for benefits under the terms of the Company’s Severance Plan as then in effect.

(e)
Any payments payable pursuant to this Paragraph (1) in excess of Accrued Obligations shall only be payable if you deliver to the Company a release, in the form of Exhibit C hereto (the “Release”), and such Release becomes effective not later than the forty-fifth day after termination of employment; provided, however, that you shall only be required to deliver the Release if the Company has executed the Release within such forty-five day period. If the forty-five (45) day period spans more than one calendar year, any amounts payable pursuant to this Paragraph (1) in excess of Accrued Obligations shall not be made earlier than the first business day of the second calendar year.

(f)	You shall have no duty to mitigate with respect to any benefits under this Paragraph (1).

(2)
Certain Agreements. In consideration of the undertakings by the Company in Paragraph (1), you agree to be bound by the covenants and agreements set forth in Exhibit B hereto, subject to performance by the Company of its obligations under this Agreement.

(3)
Miscellaneous. You may not assign your rights or delegate your obligations under this Agreement. This Agreement shall inure to the benefit of your successors, heirs and personal representatives. Sotheby’s shall be entitled to withhold from any payments or deemed payments under this Agreement any amount of withholding required by law. This Agreement, including the agreements and policies referenced herein, together with your Offer Letter constitute the entire agreement between you and Sotheby’s concerning the subject matter of your employment and supersede any prior employment, severance, or notice and non-compete agreement between the parties. Any waiver or amendment of any provision of this Agreement must be in writing and signed by both parties.

(4)
Legal and Equitable Remedies. Sotheby’s shall be entitled to seek to enjoin a violation by you of any provision of Exhibit B. Moreover, the parties hereto acknowledge that the damages suffered by Sotheby’s as a result of any violation of this Agreement may be difficult to ascertain. Accordingly, the parties agree that in the event of a breach of this Agreement by you, Sotheby’s shall be entitled to seek specific enforcement by injunctive relief of your obligations to Sotheby’s. The remedies referred to above shall not be deemed to be exclusive of any other remedies available to Sotheby’s, including to enforce the performance or observation of the covenants and agreements contained in this Agreement.

(5)
Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the Offer Letter, or breach thereof (other than an action or proceeding for an injunction or other equitable relief pursuant to Paragraph (4) hereof), shall be settled by arbitration in New York City in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a single arbitrator. Any rights, defenses, or remedies available in a court of competent jurisdiction shall also be available to the parties in arbitration. The arbitrator’s award shall be final and binding upon both parties, and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States or country or application may be made to such court for a judicial acceptance of the award and such enforcement as the law of such jurisdiction may require or allow.

(6)
Severability. If at any time there is a judicial determination by any court of competent jurisdiction that any provision of this Agreement is unenforceable against you, the other provisions of this Agreement shall not be rendered void but shall be deemed amended to apply to such maximum extent as the court may judicially determine or indicate to be enforceable under New York law.

(7)
Choice of Law/Choice of Forum. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York irrespective of the principles of conflicts of law, and you consent to the exclusive jurisdiction of the state and federal courts situated in New York City for the purpose of adjudicating any dispute (other than disputes required to be arbitrated under Paragraph (5) hereof relating to this Agreement).

(8)
Binding on Successor Company. This Agreement shall not be assignable by Sotheby’s or Sotheby’s, Inc. except in connection with a sale of all or substantially all of their respective assets or to an affiliated Company provided that Sotheby’s and Sotheby’s, Inc. remain responsible for the obligations of the Company hereunder. This Agreement shall remain in effect and be binding upon any successor or assign of Sotheby’s or Sotheby’s, Inc. including any entity that (whether directly or indirectly, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) is the survivor of the Company or Sotheby’s, Inc. and/or that acquires the Company or Sotheby’s, Inc. and/or substantially all the assets of the Company or Sotheby’s, Inc. and such successor entity shall be deemed the “Company” or Sotheby’s, Inc., as the case may be, for purposes of this Agreement.

(9)	409A. Anything in this Agreement to the contrary notwithstanding,

(a)
It is intended that any amounts payable under this Agreement will either be exempt from or comply with Section 409A of the Internal Revenue Code and all regulations, guidance and other interpretive authority issued thereunder (“Section 409A”) so as not to subject you to payment of any additional tax penalty or interest imposed under Section 409A, and this Agreement will be interpreted on a basis consistent with such intent. References to termination of employment herein mean a termination of employment that constitutes a Separation from Service within the meaning of Section 409A.

(b)	To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided in any other calendar year; (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(c)
Notwithstanding the payment dates set forth herein, if and to the extent necessary to prevent you from being subject to adverse tax consequences under Section 409A, you shall not be paid the amounts under Paragraph 1 until the first day after the six month anniversary of your termination of employment date. The foregoing sentence shall not be applicable in the event of your death. All amounts payable under this Agreement shall be without interest if paid when due.

(10)
Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to you at your home address set forth on the Company’s records (with a copy to Hughes Hubbard & Reed LLP, One Battery Park Plaza, NY, NY 10004 Attention: Kenneth A. Lefkowitz, Esq.) and to the Company at Sotheby’s, 1334 York Avenue, New York, New York 10021, Attention: Executive Vice President and Worldwide Head of Human Resources, or to such other address as either party may have furnished to the other in writing in accordance herewith. Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit in the United States mail, except that notice of change of address shall be effective only upon receipt. Please review this Agreement carefully and, if it correctly states our agreement, sign and return to me the enclosed copy.

(11)	Joint and Several Liability. Sotheby’s Inc. hereby agrees that it is jointly and severally liable to you for all of the Company’s obligations hereunder.

Very truly yours,
SOTHEBY’S
By: /s/ Gilbert L. Klemann, II
Gilbert L. Klemann, II Executive Vice President and Worldwide General Counsel and Secretary

SOTHEBY’S, INC.
By: /s/ Gilbert L. Klemann, II
Gilbert L. Klemann, II Executive Vice President and Worldwide General Counsel and Secretary
Read, accepted and agreed to this day of September, 2013

/s/ Patrick McClymont

EXHIBIT A
DEFINITIONS
“Cause” shall mean and be limited to:

a)	conviction of a felony crime;

b)	your fraud, willful malfeasance or gross negligence, in each case in connection with the performance of your duties for the Company which is materially injurious to the Company; or

c)	any material breach of this Agreement by you;
provided, however, that the Company shall provide you prior written notice, within thirty (30) days from the date on which the above-referenced event occurs, that the Company is terminating your employment for Cause and, if the event is curable, you shall have thirty (30) days following receipt of that written notice to correct such circumstances.
“Good Reason” shall mean the occurrence of any of the following events without your consent:

a)
any material breach by the Company of this Agreement or the provisions of your Offer Letter, including without limitation failure of the Company to pay the signing bonus described in the second paragraph of the Offer Letter or to make the award of performance restricted stock units described in the fourth paragraph of the Offer Letter by February 2014;

b)
your being required to relocate to a principal place of business more than fifty (50) miles outside New York, New York, except for travel reasonably required in the performance of your responsibilities;

c)
any action by the Company that results in a material diminution in your authority, duties or responsibilities (any diminution in your responsibility to report to the Chief Executive Officer (and Audit Committee) of the Company shall be deemed to be material) and/or any diminution in title or base salary or incentive target bonus opportunity as set forth in the Offer Letter, including without limitation by virtue of the Company ceasing to be a public company (except in connection with the termination of your employment for Cause or as a result of your death or Permanent Disability or temporarily as a result of your illness or other absence or except for a reduction in base salary or incentive target bonus opportunity effected as a result of cost cutting efforts that does not exceed 10% and applies to all executive officers);

d)
any action by the Company to preclude you (and to the extent applicable, your dependents) from continuing to participate in or be covered under all pension, retirement, deferred compensation, savings, medical, dental, disability, life insurance and other programs applicable to Executive Vice Presidents generally; or

e)	any failure by the Company to obtain the assumption and agreement to perform the terms of the Offer Letter and this Agreement by a successor;
provided, however, that you shall provide the Company prior written notice, within sixty (60) days from the date one of the above-referenced events occurs constituting Good Reason, that you are terminating your employment for Good Reason, and the Company shall have thirty (30) days following the receipt of that written notice to correct such circumstances.

“Permanent Disability” shall mean, and be limited to, any physical or mental illness, disability or impairment that has prevented you from continuing the performance of the essential functions of your position with reasonable accommodation for a period in excess of six (6) consecutive months.

EXHIBIT B
CERTAIN AGREEMENTS

Notice, Non-Compete, Non-Disparagement and Non-Solicitation Agreement.
You agree to give the Company not less than six months’ prior written notice of your intention to terminate your employment without Good Reason (other than on account of death of Permanent Disability) provided that you shall not be precluded (by your duty of loyalty or otherwise) from seeking other employment during this notice period or accepting other employment during this notice period that will commence after the end of this notice period.
Because you have specialized, unique confidential knowledge vital to the Company and the special nature of the services that you provide to the Company, you agree that during your employment and for twelve (12) months following your date of termination (“the Restricted Period”), you will not, without the consent of the Company, directly or indirectly: consult for, become employed by, provide services for, or solicit or accept any funds, loans or other consideration from

a)	Christie’s, Bonhams, or Phillips de Pury & Company or any affiliate or successor of any of those entities anywhere in the world; or

b)
another entity whose principal business is conducting auctions, dealing in or making private sales of, collecting or advising with respect to any core collecting category in which the Company sells property within the prior twelve (12) months in the United States, United Kingdom, Hong Kong, Switzerland or France, or the art finance or art fund business.

You agree, during and after your employment, to refrain from disparaging the Company, its subsidiaries and affiliates, including, without limitation, making derogatory comments about the character or ability of the Company or its directors, officers, shareholders, agents or representatives. Likewise, the Company shall and shall cause its subsidiaries to refrain from making any obligations or taking any action that could reasonably be expected to harm your personal or other reputation, including, without limitation, making or permitting others to make derogatory comments about you or your character or ability. The foregoing mutual non-disparagement covenants shall not apply to statements in proceedings to enforce rights or defend claims under this Agreement and the Offer Letter and other legally required testimony.
In addition to the foregoing, during the Restricted Period, you agree that you will not, either alone or in concert with others, and will not cause another to, in any such case,

a)	directly or indirectly hire, recruit, solicit or induce any Company employees to terminate their employment with the Company;

b)	directly or indirectly solicit the business of, do business with, or seek to do business with, any client of the Company in the art related business;

c)	directly or indirectly encourage or assist any competitor of the Company to solicit or service any client of the Company in the art related business; or

d)	knowingly otherwise directly induce any client of the Company to cease doing business with, or lessen its business with, the Company.
References to the “business” of the Company in clauses b), c) and d) above shall mean the art related, art finance and art fund business of the Company.
If at any time there is a judicial determination by any court of competent jurisdiction that the time period, geographical scope, or any other restriction contained in this Agreement is unenforceable against you, the provisions of this Agreement shall not be deemed void but shall be deemed amended to apply as to such maximum time period, geographical scope and to such other maximum extent as the court may judicially determine or indicate to be enforceable. You understand and agree that, during the Restricted Period, you are not prohibited from obtaining alternative employment subject to the provisions above.
Company Policies.
As a condition to your continued employment by the Company and in consideration for this Agreement, you affirm your agreement to be bound by the Company’s Compliance Policies, including but not limited to, it’s Auction Rules, Code of Business Conduct and Ethics, Conflicts of Interest Policy, and Human Resources policies as in effect on the date of this Agreement, copies of which have been provided to you prior to the date of this Agreement, and hereafter in effect from time to time; provided, however, that in the event of any inconsistency between the terms of the Confidentiality Agreement between the Company and you dated September 22, 2013 (the “Confidentiality Agreement”) and the Company’s general confidentiality policies, the terms of the Confidentiality Agreement shall control.
Any breach by you of a new Compliance Policy adopted after the date of this Agreement shall be deemed to be "Cause" only if the breach is willful and results in material harm to the Company.
The provisions of this Exhibit B shall be part of your terms of employment and shall apply in the event of your termination of employment either during or after the Applicable Period.

EXHIBIT C

RELEASE

1.Purpose. The parties to this Release are Patrick McClymont (the “Executive”) and Sotheby’s. The Executive provides this Release of Sotheby’s and its subsidiaries, related or affiliated entities or any entities in which any of them has an interest (“Sotheby’s”) in order to obtain the benefits under the Severance Agreement (to which this Release is an Exhibit) (“Agreement”) between the Executive and Sotheby’s dated September 22, 2013. Sotheby’s also provides a release of the Executive and his heirs, executors, administrators, trustees, legal representatives and assigns.
2.Consideration.

(a)	As consideration for this Release, Executive will receive the full amount to which he is entitled pursuant to the Agreement.

(b)	Executive agrees that the consideration provided in the Agreement and this Release:

(i)	exceeds any payment, benefit or other thing of value to which he might otherwise be entitled under any policy, plan or procedure of Sotheby’s; and

(ii)	is in full discharge of any and all of Sotheby’s liabilities and obligations to him, whether written or oral, except to the extent set forth in the Agreement.

(c)	Sotheby’s agrees that the consideration provided in the Agreement and this Release:

(i)	exceeds any payment, benefit or other thing of value to which Sotheby’s might otherwise be entitled; and

(ii)	is in full discharge of any and all of Executive’s liabilities and obligations to it, whether written or oral, except to the extent set forth in the Agreement.
3.Agreement. Executive and Sotheby’s acknowledge and reaffirm their respective obligations pursuant to the Agreement, including that for good and valuable consideration, the receipt of which is hereby acknowledged, Executive and Sotheby’s agree to comply with the provisions of Exhibit B to the Agreement.
4.Executive Release.

(a)
For good and valuable consideration, the receipt of which is hereby acknowledged, Executive for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter collectively referred to as “Releasors”), hereby forever releases and discharges Sotheby’s, or any of Sotheby’s past, present or future parent entities, partners, subsidiaries, affiliates, divisions, employee benefit and/or pension plans or funds, insurers, successors and assigns and any of its or their past, present or future officers, directors, attorneys, agents, trustees, administrators, employees, or assigns (whether acting as agents for Sotheby’s or in their individual capacities) (collectively referred to as “Releasees”) from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs, expenses, damages, actions and causes of action, of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasors ever had, now have or hereafter can, shall or may have against Releasees up to and including the Release Effective Date as defined in Subparagraph 8(c) below. This Release does not apply to claims by Releasors with regard to payments or benefits specifically payable under the Agreement which are not yet paid as of the Release Effective Date, claims for vested accrued benefits, claims relating to any rights of indemnification under the Company’s by-laws, claims under any directors’ and officers’ liability insurance policy or to claims arising out of facts or circumstances that were known to Sotheby's chief executive officer, chief operating officer, general counsel or the worldwide head of human resources and which were not disclosed to Executive prior to the date that Executive signs this release. Without limiting the generality of the foregoing, Releasors hereby release and discharge Releasees from:

(i)
any and all claims relating to Executive’s employment by Sotheby’s, the terms and conditions of such employment, any employee benefits related to his employment and/or his termination from such employment;

(ii)
any and all claims of employment discrimination and/or retaliation under any federal, state or local statute or ordinance, including without limitation, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866 (42 U.S.C. Section 1981); the Age Discrimination in Employment Act (including the Older Worker Benefit Protection Act); the Americans with Disabilities Act; the federal Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act of 1993; the Equal Pay Act; the Rehabilitation Act of 1973; the Employee Retirement Income Security Act; the Equal Pay Act; the

New York State Worker Adjustment and Retraining Notification Act; the New York State Human Rights Law; the New York City Human Rights Law; the New York State Labor Law, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002 and the Dodd Frank Wall Street Reform and Consumer Protection Act;

(iii)	any and all claims for wrongful discharge and/or breach of contract or any claims related to compensation or benefits, including claims for bonus or deferred payments;

(iv)	any and all claims for defamation, libel or slander against any of the Releasees; and

(v)
any and all claims for attorneys’ fees, costs, disbursements and the like; which Releasors ever had, now have or hereafter can, shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the Release Effective Date as defined in Subparagraph 8(c) below.

(b)
Executive agrees, to the extent consistent with law, that he will not commence, maintain, prosecute or participate (except as compelled by legal process) in any action or proceedings of any kind (judicial or administrative) against Releasees, arising out of any act, omission, transaction or occurrence occurring up to and including the Release Effective Date as defined in Subparagraph 8(c) below. Notwithstanding the foregoing, nothing in this Release prevents or prohibits the Executive from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, the Executive understands that, to the extent consistent with law, because he is waiving and releasing any and all claims for monetary damages and any other form of personal relief, he may only seek and receive non-personal forms of relief through any such claim.

(c)
Executive further agrees, to the extent consistent with law, that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by Subparagraphs 4(a) and 4(b) and that this Release shall act as a bar to recovery in any such proceedings.

5.Sotheby’s Release. For good and valuable consideration, the receipt of which is hereby acknowledged, Sotheby’s, on behalf of itself and its past, present or future parent entities, partners, subsidiaries, affiliates, divisions, employee benefit and/or pension plans or funds, insurers, successors and assigns and any of its or their past, present or future officers, directors, attorneys, agents, trustees, administrators, employees, or assigns (whether acting as agents for Sotheby’s or in their individual capacities) (hereinafter collectively referred to as the “Sotheby’s Releasors”), hereby forever releases and discharges Executive and his heirs, executors, administrators, trustees, legal representatives and assigns (hereby collectively referred to as “Executive Released Parties” from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs, expenses, damages, actions and causes of action, of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law, statutory, federal, state, local or otherwise) (collectively, “Claims”), by reason of any act, omission, transaction, or occurrence which Sotheby’s Releasors ever had, now has or hereafter can, shall or may have against Executive Released Parties up to and including the Release Effective Date as defined in Subparagraph 8 (c) below; provided, however, that the provisions of this Paragraph 5 shall not apply to Claims arising out of facts or circumstances that were known to the Executive and which he had not disclosed to the Worldwide General Counsel of Sotheby's prior to the date that Sotheby's signed this Release; and provided, further however, that the provisions of this Paragraph 5 shall not apply to any claims of Sotheby’s to recoup from the Executive any equity or cash incentive-based compensation as a result of a restatement of Sotheby’s financial statements but only to the extent that Section 954 of the Dodd Frank Act and regulations thereunder or other similar law is effective and requires such recoupment.
6.Covenant of No Pending Claim. Each of the parties warrants that he or it has not commenced or filed any litigation, administrative charges or other proceeding against the other party.

7.Adequate Investigation and Binding Effect. Each of the parties has made such investigation of the facts pertaining to Release and all matters pertaining hereto as he or it deems necessary. This Release shall inure to the benefit of and may be enforced by Releasees or the Executive Released Parties, as the case may be, and shall be final and binding upon each of the parties and their respective executors, administrators, legatees or any other successors in interest.
8.Non-Assignment of Claims. Each of the parties warrants and represents that he or it has not assigned nor in any way conveyed, transferred or encumbered all of any portion of the claims or rights covered by the Release nor are any such rights or claims endorsed by operation of law or decree or otherwise, and acknowledges and agrees that this warranty and representation is an essential and material term of this Release.
9.Review and Revocation Period.

(a)
Executive shall have twenty-one (21) days from the date of receipt of this Release, or until __________, 201_, to consider the terms and conditions of this Release. Executive may accept this Release by signing it and returning it to Ms. Susan Alexander or her successor as Worldwide Head of Human Resources, Sotheby’s, 1334 York Avenue, New York, New York 10021.

(b)
After signing this Release, Executive shall have seven (7) days to revoke this Release by indicating his desire to do so in writing (i) addressed to Ms. Susan Alexander (or such successor) at the address listed above and (ii) received by Ms. Alexander (or such successor) no later than 5:00 p.m. on the seventh (7th) day following the date Executive signs this Release.

(c)
The effective date of this Release shall be the eighth (8th) day following Executive’s signing of this Release (the “Release Effective Date”) provided Executive does not revoke this Release during the revocation period.

10.Knowing and Voluntary Waiver. Executive understands and acknowledges that: (a) he has carefully read this Release in its entirety; (b) he has had an opportunity to consider fully the terms of this Release for twenty-one (21) days; (c) he has been advised by Sotheby’s in writing to consult with an attorney of his choosing in connection with this Release; (d) he fully understands the significance of all of the terms and conditions of this Release; (e) he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (f) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Release; (g) he is signing this Release voluntarily and of his own free will and assents to all the terms and conditions contained herein; and (h) the amounts being paid hereunder are in excess of those amounts to which he would be entitled if he did not sign this Release.
11.The Company’s Proprietary Information.

(a)	Executive acknowledges and reaffirms his obligations pursuant to the Confidentiality Agreement signed by him in September 2013 (the “Confidentiality Agreement”).

(b)
If Executive has not already done so, he shall return to Sotheby’s all Sotheby’s property in his possession including, but not limited to, credit cards, building passes, airline tickets, computers, laptops, facsimile machines, portable telephones and other wireless devices no later than his termination date; provided that Executive (as well as the Company) shall be entitled to retain a copy of his Outlook contacts (or such other form of contact information, as may be applicable).

12.Cooperation with Sotheby’s. Executive agrees to reasonably cooperate with Sotheby’s at its request in connection with any and all claims against Sotheby’s that are brought or commenced by any individual or entity concerning matters of which Executive has or may have knowledge. Such cooperation shall include, but not be limited to, meeting with Sotheby’s employees and/or otherwise assisting Sotheby’s employees, attorneys or other representatives, testifying at any trial or proceeding without the need for Sotheby’s to serve Executive with a subpoena, and in any other lawful ways that

Sotheby’s deems appropriate, subject to Executive’s other professional responsibilities and subject to reimbursement of any expenses incurred by Executive in connection with providing such cooperation.
13.Non-Admission of Liability. Executive and Sotheby’s do not admit or acknowledge the existence of any liability or wrongdoing. This Release is not in any respect, nor for any purpose, to be deemed or construed to be, or in any way used as evidence of, an admission or concession of any liability or wrongdoing whatsoever on the part of Releasors or Sotheby’s Releasors.
14.Severability. The terms and provisions of this Release are acknowledged to be required for the reasonable protection of others. If any of the provisions, terms, clauses or waivers or releases of claims or rights contained in this Release are declared unlawful, unenforceable, or ineffective in a legal forum of competent jurisdiction, then such provisions, terms, clauses, or waivers or releases of claims or rights shall be deemed severable, such that all other provisions, terms, clauses, and waivers and releases of claims or rights contained in this Release shall remain valid and binding upon the parties.
15.Integration. This Release constitutes a single, integrated written contract expressing the entire agreement of the parties hereto relative to the subject matter hereof. With the exception of the Agreement and the Confidentiality Agreement, the provisions and obligations of which are ongoing, all prior and contemporaneous discussions and negotiations have been and are merged and integrated into and are superseded by this Release.
16.Jurisdiction. In the event of a dispute hereunder, the dispute shall be resolved pursuant to the dispute resolution process set forth in the Agreement.

IN WITNESS WHEROF, this Release has been duly executed by the undersigned on date indicated below.

SOTHEBY’S
By: /s/ Susan Alexander
Susan Alexander Executive Vice President and Worldwide Head of Human Resources
Accepted and Agreed:
/s/ Patrick McClymont
Patrick McClymont
Dated: September 22, 2013